Exhibit 10.3

EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT

[The following Employment and Severance Benefits Agreement between Scientific Games International, Inc. and Steven M. Saferin was entered into as of November 19, 2002, effective January 17, 2003.  Mr. Saferin became an executive officer of Scientific Games Corporation on June 14, 2005 and, at such date, had a base salary rate of $350,000 per annum, which has been increased over time from the initial rate of $250,000 stated in the Agreement.]

This Agreement is made and entered into as of 19th day of November, 2002, by  and between SCIENTIFIC GAMES INTERNATIONAL, INC., a Delaware corporation (hereinafter called the “Company”), and STEVEN M. SAFERIN (hereinafter called “Executive”).

W I T N E S S E T H:

WHEREAS, at the date of consummation of the tender offer (“Commencement Date”) contemplated under that certain Agreement and Plan of Merger dated November 19, 2002 (the “Merger Agreement”), by and among the Company, Blue Suede Acquisition Co. and MDI Entertainment, Inc. (“MDI”), MDI shall become a majority-owned direct subsidiary of the Company;

WHEREAS, at the effective date of the Merger contemplated under the Merger Agreement, MDI shall become a wholly owned direct subsidiary of the Company; and

WHEREAS, the Company desires to obtain, and the Executive desires to provide, the services of Executive to the Company beginning at the Commencement Date.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       EMPLOYMENT; TERM.

As of the Commencement Date, upon the terms and conditions set forth herein, the Company hereby employs Executive and Executive hereby accepts employment with the Company in the position of Senior Vice President-MDI for the Company and President and Chief Executive Officer of MDI.  The term of Executive’s employment is subject to termination by the Company at any time without cause upon sixty (60) days’ written notice, subject to Executive’s right to receive the applicable payments and other severance benefits from and to the extent described herein.  Except as otherwise provided herein, Executive may terminate his employment with the Company upon sixty (60) days’ prior written notice or such shorter period as the Company may allow.  If Executive terminates this Agreement voluntarily, except pursuant to Section 9, he shall not be entitled to any severance pay or severance benefits, but shall be entitled to all other consideration, compensation and reimbursement otherwise due to him under the terms of this Agreement but only through the date of such termination.  Subject to Section 24 hereof, the term of this Agreement shall be from the Commencement Date through December 31, 2005.  The parties agree that a failure to renew this Agreement for a term beyond December 31, 2005 by either party shall not act as or constitute an early termination of this Agreement, with or without cause, or a constructive termination by either party and shall not give rise to any rights to severance or other compensation hereunder. The Company’s obligations to provide Executive with remuneration, salary or any other benefits described herein shall cease, in the case of a non-renewal, as of December 31, 2005, except as to (i) payments due hereunder at December 31, 2005 or becoming due thereafter for periods ending on or before December 31, 2005, and (ii) payments that may become due pursuant to the indemnification obligations under Section 5(a) of this Agreement.

2.                                       DUTIES.

(a)                                  In his position as Senior Vice President-MDI and, so long as the Company maintains the separate corporate existence of MDI (or otherwise maintains MDI as a distinct operating division), in his position as President and Chief Executive Officer of MDI, Executive shall manage and oversee the day-to-day operations of MDI, subject to the direction of the Board of Directors of the Company and MDI, respectively.  In his position as Senior Vice President-MDI for the Company, Executive shall also have direct reporting authority to the Chief Executive Officer of Scientific Games Corporation, the parent of the Company (“Parent”) and the Company.  Executive also shall report to such officer of the Company as shall be designated by the Chief Executive Officer of the Company.  During the term of this Agreement, but only so long as the Company maintains the separate corporate existence of MDI, the Company shall nominate and cause Executive to be elected as a member of the Board of Directors of MDI.  Executive shall participate directly in and be responsible for the timely creation, modification and amendment of all operating and financial plans, budgets and projections, and marketing strategies relating to MDI or its business (collectively, the “Business Plans”), subject to the review and approval of such Business Plans by the Board of Directors of MDI and the Chairman of the Company.

(b)                                 During the term of this Agreement, Executive also shall perform such other duties and shall have such other responsibilities with the Company and MDI as are normally associated with the positions set forth in Section 1 and as otherwise may be reasonably assigned to the Executive from time to time by or upon the authority of the Board of Directors of MDI or the Chairman of the Company.

(c)                                  Executive acknowledges that, as an officer of the Company, he may, from time to time, be assigned other duties and responsibilities by the Company consistent with his seniority and position as an officer of the Company so long as such duties and responsibilities would not, without Executive’s consent which shall not unreasonably be refused, (i) materially increase Executive’s workload without a commensurate reduction in his workload with respect to the business operations of MDI, and (ii) materially and significantly change his overall responsibilities with the Company.  Subject to the foregoing and Section 9(a), Executive’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine.

(d)                                 In addition to his other express duties set forth in this Agreement, throughout the term of his employment under this Agreement, Executive shall, in all capacities: (i) diligently perform such duties and fulfill such responsibilities as are normally associated with such positions and with such other positions as otherwise may be assigned to the Executive from time to time in accordance with this Agreement; (ii) serve the Company and MDI to the best of his ability in the capacities described hereunder or assumed pursuant hereto and devote all of his business effort, time, attention, energy, and skill to the duties of employment hereunder (subject to (A) the policies of the Company with respect to vacations and absences due to illness, government services, sabbaticals, etc. and (B) Executive’s right to make and supervise investments on a personal or family basis (including trusts, funds and investment entities in which Executive or members of his family have an interest) so long as these activities do not result in any material deviation from Executive’s duty to devote his full business effort, time, attention, energy and skill to his duties or materially interfere with the performance of his duties hereunder or violate any noncompetition or other fiduciary obligations Executive has to Company or any of its Affiliates); (iii) faithfully, loyally, and industriously perform his duties; (iv) diligently follow and implement all lawful management policies and decisions of the Company, MDI, Parent and any other Affiliates of Company that are made known to him or are otherwise generally disseminated to employees or executive officers of the Company; (v) comply with all of the policies, procedures and regulations of the Company, MDI, and Parent that are generally applicable to and generally disseminated to employees, executive officers or management of the Company, as well as all applicable law and regulations; (vi) comply with all reasonable and lawful requests and instructions made by the Company, MDI or Parent; (vii) provide such explanations, information and assistance as the Company, MDI or Parent may reasonably require; and (viii) travel for business purposes to the extent reasonably necessary or appropriate in the performance of his duties.  Executive acknowledges that he has received and familiarized himself with the policies and procedures of the Company and its Parent as set forth in the Standard Operating Procedures Manual for the Company (the “Company Manual”).

(e)                                  Executive acknowledges that Parent has determined that, as of the Commencement Date, Executive will not be an “Executive Officer” of Parent for purposes of Section 16(b) of the Securities Exchange Act.  Executive further acknowledges that such determination is subject to review from time to time by Parent and that such status is subject to change either as a result of changes in Parent, the Company or MDI, or in the Executive’s duties with any of them or in applicable rules and regulations.

3.                                       SITUS OF EXECUTIVE AND MDI.

Executive shall render his services hereunder initially from offices located in Fort Worth, Texas until his relocation to Atlanta, Georgia or its proximate vicinity (including Alpharetta, Georgia).  Until the operations of MDI are relocated from Fort Worth, Texas to the Company’s headquarters in Alpharetta, Georgia, MDI shall provide such resources as are reasonably necessary to support Executive in performing his duties consistent with his residence and MDI’s operations in Fort Worth, Texas.  Executive acknowledges that MDI and its operations shall be relocated to the Company’s headquarters in Alpharetta, Georgia as promptly as is commercially practicable.  Upon the relocation of Executive’s primary residence or the operations of MDI to Atlanta, Georgia or proximate vicinity (including Alpharetta, Georgia), Executive shall be provided with an executive office at the Company’s headquarters in Alpharetta, Georgia.

4.                                       COMPENSATION.

As compensation to the Executive for performance of the services required hereunder and as consideration for his execution and delivery of this Agreement, the Company shall pay or provide, as applicable, to him or cause to be paid or provided, as applicable, to him, and the Executive agrees to accept, the following salary and other compensation and benefits:

(a)                                  Salary.  The Executive shall receive an initial base salary, payable in accordance with the Company’s normal procedures, which need not be made more frequently than in equal monthly installments, at the rate of $250,000 per annum, hereinafter referred to as “Base Salary”).  The Executive’s Base Salary shall be reviewed periodically and may be increased by the Company from time to time and the Executive’s Base Salary shall be increased each year by an amount equal to the percentage increases in base salary generally provided to the executive officers of the Company.

(b)                                 Benefit Plans.  The Executive shall be offered and shall be permitted to participate in disability, medical, dental, hospitalization, health, life and accident insurance plans upon terms and conditions and at coverage levels and coverage scope (including spouses and dependents) substantially equivalent, taken as a whole, to those from time to time then generally available to executive officers of the Company.  The Executive also shall be entitled during the term of his employment under this Agreement and thereafter to participate in any retirement, savings or other plans of the Company (or any similar plans of Parent in which executives of the Company generally are eligible to participate) upon terms and conditions substantially equivalent, taken as a whole, from time to time generally available to all executive officers of the Company.

(c)                                  Bonus Plans.  Executive shall be eligible for calendar year 2003 and thereafter to be considered for annual performance bonuses of up to 50% of his Base Salary based on the attainment of performance objectives established by the Board of Directors of the Company and Executive’s contributions to the attainment of those objectives.  Such bonuses, if any, shall be awarded and payable in accordance with the Company’s management incentive plans applicable to executive officers of the Company.  The criteria for such bonus shall be based upon substantially the same criteria as annual cash bonuses generally awarded to executive officers of the Company, which may take into account intrinsic differences in job duties and responsibilities.  Any actual bonus award shall be in such amount and payable in such manner, and otherwise be on such terms, as are determined by the Board of Directors of the Company in good faith.  The Company agrees that after the Closing of the Offer, Executive is entitled to receive a bonus of $125,000 for services provided to MDI in 2002 prior to, and in connection with, the Offer.  The Company agrees that such bonus shall be payable by the Company following the Closing of the Offer, contingent upon the Closing of the Offer.  Such bonus shall be inclusive of all bonuses Executive shall be entitled to receive, with respect to 2002, from MDI or the Company and its Affiliates.  Executive agrees such bonus will be reduced by the amount of any other bonus from either MDI or the Company paid after the date of this Agreement in or with respect to the year 2002. Executive represents and warrants that he has not and will not receive any other bonus from MDI for 2002.

(d)                                 Reimbursement of Expenses.  The Company shall pay, or reimburse Executive in accordance with the Company’s prevailing corporate policy, for reasonable business travel, continuing education, and other expenses incurred by Executive in performing his duties under this Agreement in accordance with and subject to corporate policy and applicable Internal Revenue Service regulations.

(e)                                  Stock Options.  Executive shall be eligible to be considered for an annual grant of stock options entitling the Executive to purchase shares of Parent common stock.  The criteria for such awards shall be based upon substantially the same criteria as option grants generally awarded to executive officers of Parent, which may take into account intrinsic differences in job duties and responsibilities.

(f)                                    Transportation Allowance.  The Executive shall be entitled to a transportation allowance on the basis of substantially the same criteria as is generally employed with respect to executive officers of the Company.  The Company shall furnish an annual transportation allowance in an amount equal to that furnished to executive officers of the Company, which amount is $16,536 as of the date of this Agreement.  Such initial transportation allowance shall be increased annually in the same amount of increase as is generally granted to all executive officers of the Company.  The transportation allowance shall be payable in equal monthly installments and pro rated for any partial year.

(g)                                 Vacation.  Executive shall be entitled to vacation time and to days off for religious and personal reasons in accordance with the Company’s policy for its executive officers based on credited years of service as set forth in the Company Manual, after giving effect to Executive’s employment with MDI as provided in Section 3(i);

(h)                                 Relocation Assistance.  In connection with Executive’s relocation of his residence to Atlanta, Georgia or the proximate vicinity, including Alpharetta, Georgia (“Atlanta Metropolitan Area”), the Company will, for such relocation, reimburse Executive for the following, which Executive acknowledges may be taxable to Executive:

(i)                                     usual and customary expenses incurred if Executive sells his home himself or through a broker; however, reimbursement for the broker’s commission (if Executive utilizes the services of a broker) may not exceed six (6) percent of the sales proceeds;

(ii)                                  difference between the cost basis of Executive’s current Fort Worth, Texas home (including documented improvements) and the actual sales price of such home not to exceed $50,000; provided, however, that this subsection (ii) shall only apply with respect to a sale made within one (1) year of the Commencement Date and so long as Executive has used his reasonable best efforts to sell his home at prevailing market prices;

(iii)                               reasonable expenses incurred in moving furniture, normal household goods and personal belongings to the new location and incidental expenses related to the move;

(iv)                              reasonable expenses (including travel and hotel) while house-hunting, including four trips to the new location with Executive’s spouse and children;

(v)                                 reasonable and customary closing costs incurred in buying Executive’s new home; and

(vi)                              reasonable temporary living expenses incurred while awaiting occupancy in Executive’s new dwelling.

(i)                                     Tenure Considerations.  For purposes of determining Executive’s rights and entitlements under any provision of this Section 4, his tenure with and service to MDI or its subsidiaries during all periods prior to the Commencement Date shall be given full consideration and weight from and to the extent generally permitted by the terms of any benefit plan and applicable law; provided, however, that no such tenure or service need be recognized with respect to any employee benefit plan if it would result in any disqualification of any employee benefit plan, result in any determination that any employee benefit plan is “top heavy” or result in any other material adverse effect on any employee benefit plan or the participants therein.

(j)                                     Stock Options.  The Company will recommend to the Compensation Committee of Parent that Executive be granted, as of the Commencement Date, options to acquire 100,000 shares of the Class A Common Stock of Parent; such options to be awarded pursuant to a stock option award agreement of Parent containing the same terms as are generally applicable to other executive officers of the Company.

(k)                                  No Additional Compensation for Services in Multiple Capacities.  The remuneration and benefits set forth in this Section 4 shall be the only compensation payable to Executive with respect to his employment hereunder, and Executive shall not be entitled to receive any compensation in addition to that set forth in this Section 4 for any services rendered by him in any capacity to the Company or any Affiliate of the Company unless agreed to in writing by the Company or such Affiliate of the Company.  The Company may change, or discontinue any such benefits; provided, however, that so long as any benefit is made available to corporate officers or employees generally, such benefit will be extended to Executive on substantially the same terms such benefit is made available to other executive officers or employees as a whole.

5.                                       INDEMNITY, PROFESSIONAL AND OFFICERS LIABILITY INSURANCE.

(a)                                  Indemnity.  The Company agrees to indemnify and save harmless Executive from all liability and costs incurred (including reasonable attorney’s fees and disbursements) as a consequence of claims by third parties, whether or not derivatively on behalf of the Company, resulting from or growing out of (i) Executive’s status as, or as a result of his having been an officer or director of the Company or any Affiliate of Parent, in each case, from and after the date hereof, or (ii) the performance bonds issued prior to the date of this Agreement and set forth on Schedule “A” hereto (the “Performance Bonds”) in each case, to the full extent permitted by law.  Executive represents and warrants that no claim or demand has been asserted or, to his knowledge, has been threatened to be asserted with respect to such Performance Bonds.

In no event shall the terms, provisions and conditions of the indemnity provided for hereunder be less than the same as those presently provided for under the Articles of Incorporation and By-Laws of the Company to the extent permitted by law.  Said terms, provisions and conditions of indemnity shall remain an independent, contractual obligation of the Company to Executive from and after the date hereof regardless of how the Company might hereafter amend or change its Articles of Incorporation or By-Laws to provide for different terms, conditions and provisions of indemnity for other officers and directors of the Company.  In the event the Company should amend its Articles of Incorporation or By-Laws to provide for different terms, conditions and provisions of indemnity after the effective date hereof, Executive shall be notified in writing of the change.  Executive shall thereafter have thirty (30) days to elect in writing to accept the changed conditions of indemnity as a modification to the Company’s contractual obligation hereunder or to continue under the terms of indemnity as provided for herein.  The Company’s agreement to provide indemnity hereunder shall survive the termination of this contract regardless of the cause of termination. Subject to applicable law, the Company shall advance, promptly as incurred, reasonable fees and disbursements of counsel for Executive in defending Executive against any claims for which the Company would be so required to indemnify Executive; provided (i) Executive shall otherwise comply with such mandatory requirements of Delaware law as may be required for such indemnification, and (ii) Executive shall cause his counsel to cooperate fully in good faith with such requests as the Company or its counsel may reasonably make in order to endeavor to minimize such legal fees, but consistent with providing an adequate defense of Executive.

(b)                                 Officers and Directors’ Liability Insurance.  The Company agrees to provide, or cause Parent to provide, at no expense to the Executive, insurance insuring Executive in his capacity as an officer and/or director of the Company (and/or as an officer or director of any controlled Affiliates of the Parent for which Executive serves in such capacities) as a consequence of claims arising out of Executive’s service as an officer and/or director of the Company and/or as an officer or director of any Affiliates of Parent for which Executive serves in such capacities as may be specified from time to time, in each case, from and after the date of this Agreement in such form and amount substantially equal to that presently maintained by Parent for or covering executive officers of the Company or in such other form and amount as Parent may, from time to time, determine are reasonable and appropriate.  It is expressly agreed that this obligation to provide insurance is not intended to require insurance for, or intended to cover, prior acts at MDI which are the subject of a separate obligation under the terms of the Merger Agreement.

6.                                       TERMINATION OF EMPLOYMENT BY COMPANY FOR CAUSE.

(a)                                  The Company may terminate Executive’s employment at any time for “Cause” (as defined below), but only after a written notice in form and substance, as approved by the Chief Executive Officer of the Company or the Chief Executive Officer of Parent, and materially complying with Section 6(b) below (a “Termination Notice”) shall be delivered to Executive and any applicable cure period prescribed below has passed.

(b)                                 The Termination Notice shall (i) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment (the

“Statement of Cause”); and (ii) if applicable, stating that Executive has right to cure and any time period by which such cure must occur.

(c)                                  For purposes of this Agreement:

(i)                                     “Cause” shall mean: (a) plea of guilty or nolo contendere or conviction of Executive of a felony or plea of guilty or nolo contendere or conviction of Executive of any other crime involving moral turpitude (excluding for the avoidance of doubt, minor traffic offenses); (b) the commission of an act or acts of dishonesty on the part of Executive when such acts are intended to result, directly or indirectly, in substantial wrongful gain or substantial wrongful personal enrichment of Executive at the expense of the Company or any of its Affiliates; (c) the engaging by Executive in misconduct materially injurious to the Company or any of its Affiliates with respect to which (1) Executive knew or reasonably should have known that such conduct likely would result in more than de minimis financial injury to the Company or any of its Affiliates, and (2) such conduct actually results in more than de minimis injury to the Company or any of its Affiliates; (d) the engaging by Executive in wrongful conduct which is reasonably likely to have a material adverse effect on an application or existing license issued by any governmental entity or on the likelihood that any Governmental Entity will issue a Gaming Approval to the Parent or any of its Affiliates, where such conduct cannot be halted or cured in a manner which will prevent such material adverse effect; (e) Executive is expressly precluded from having any continuing interest in or relationship with the one or more of the Company or any of its Affiliates as a condition to, or the continued validity of, any Gaming Approval by any Government Entity; (f) intoxication with alcohol or drugs while on the business of the Company or any of its Affiliates during regular business hours, except in cases where alcohol is served at sanctioned office functions, such as holiday parties; (g) a knowing or reckless violation by Executive of any law, rule or regulation in the course of performance of any duties hereunder that would reasonably be deemed to cause harm, or reasonably be deemed likely to cause harm to the Company or the controlled Affiliates of Parent; (h) an act of disloyalty to the Company or any of its Affiliates by Executive which is detrimental to any material extent or in any material manner to the welfare of the Company or any of its Affiliates; (i) the willful failure or refusal of Executive to follow the reasonable directives of the Board of Directors of the Company or MDI or of the Chief Executive Officer of the Company or its Parent; (j) any intentional or reckless conduct by Executive which constitutes a material violation of the policies of the Company or any of its Affiliates that are made known to him; (k) any intentional or reckless conduct by Executive which causes Parent or any of its Affiliates to violate any law, rule or regulation applicable to Parent or any of its Affiliates; (l) if, at any time beginning two (2) years after the Commencement Date, Executive’s material or substantial failure in the reasonable good faith opinion of the Company, to adequately and properly perform Executive’s job duties, following notice and an opportunity to cure if such conduct is reasonably susceptible to cure; (m) any material breach by Executive of any representation or warranty of Executive contained in this Agreement following notice and an opportunity to cure if such conduct is reasonably susceptible to cure.

(ii)                                  “Gaming Laws” shall mean any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, qualification, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition of limitation placed thereon, governing or relating to the current or contemplated lottery and other gaining activities and operations of Company or any of the controlled Affiliates of Parent.

(iii)                               “Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

(d)                                 In the event Executive shall be terminated for Cause, Executive shall be entitled to all salary actually earned prior to termination, pay for all vacation accrued prior to termination, all stock options vested prior to or vesting upon termination, all bonuses vested prior to or vesting upon termination, all restricted shares vested prior to or vesting upon termination and reimbursements of all allowable expenses incurred prior to the termination.  No other severance pay or other consideration would be owing in the event of termination pursuant to this Section 6 for Cause.

7.                                       TERMINATION OF EMPLOYMENT IN THE EVENT OF EXECUTIVE’S DISABILITY.

(a)                                  Executive and the Company agree that Executive may not reasonably be expected to be able to perform his duties and the essential functions of his office if Executive shall have been permanently disabled (as defined below) or absent from his duties with the Company, or not otherwise be performing the duties of his office due to physical or mental illness, in each case, on a full-time basis for one hundred eighty (180) business days in the time periods specified below.  Accordingly, if, in the reasonable, good faith opinion of the Board, as a result of Executive’s incapacity due to physical or mental illness, (i) Executive shall have been permanently disabled, within the meaning of the applicable disability policy then maintained for the benefit of Executives of the Company (and the insurance company shall not have disputed such determination), or (ii) if no such disability policy shall be in force and effect covering Executive, (A) Executive shall have been absent from his duties with the Company on a full time basis for one hundred eighty (180) consecutive business days or for shorter periods aggregating one hundred eighty (180) business days during any 52-week period, and, within thirty (30) days after written notice of intent to terminate is given by the Company, Executive shall not have returned to the full time performance of his duties or (B) Executive shall be entitled to disability retirement benefits under the federal Social Security Act, then Executive’s employment shall be terminated for “Disability.”

(b)                                 If Executive’s employment is terminated for Disability, then Executive shall not be entitled to receive severance benefits under this Agreement and Executive shall be compensated pursuant to the provisions of this Section 7 as follows: (i) Executive’s Base Salary shall continue at the level as provided in Section 4(a) for a period of twelve (12) months from the date of termination and the Company shall pay all vacation benefits accrued to the date of termination; (ii) all disability, life, medical and dental insurance provided by the Company to

Executive, his spouse and dependents prior to termination shall continue for a period of twelve (12) months from the date of such termination; and (iii) Executive shall also be entitled to retain all stock options vested prior to or vesting upon termination, all unpaid non-performance-based bonuses which are vested prior to or vesting upon termination, together with that pro rata portion of any performance based bonus (whether or not vested) for the then-current fiscal year prorated to date of termination (based upon performance against target through the date of termination for disability), all restricted stock vested prior to or vesting upon termination, reimbursement of all allowable expenses incurred prior to the date of termination and all other benefits vested prior to or vesting upon termination for disability.

(c)                                  Payments of Base Salary under this Section 7 shall be reduced by any disability payments provided Executive as a result of any disability plan sponsored by the Company or its Affiliates providing benefits to Executive, if the payments to Executive hereunder and thereunder would exceed one hundred percent (100%) of Executive’s Base Salary.

(d)                                 Executive’s employment shall not be terminable under this Section 7 if Executive is absent from his duties upon a bona fide leave of absence granted by the Company other than pursuant to physical or mental illness.

8.                                       TERMINATION OF EMPLOYMENT IN THE EVENT OF DEATH DURING EMPLOYMENT.

(a)                                  If Executive dies during the term of this Agreement, the Company shall pay to the last beneficiary designated by the Executive by written notice to the Company or, failing such designation, to Executive’s estate, compensation which would otherwise be payable to Executive pursuant to this Agreement up to the end of the month in which his death occurs.  The compensation payable under this Section 8 also shall include all stock options vested prior to or vesting upon termination, all unpaid non-performance based bonuses which are vested prior to or vesting upon termination, together with the portion of any performance-based bonus (whether or not vested) for the then-current fiscal year prorated to the date of death (based upon performance against target through the date of death), all restricted stock and all other benefits vested prior to or vesting upon termination, reimbursement of all expenses accrued prior to Executive’s death, and all other benefits vested prior to or vesting upon Executive’s death.

(b)                                 The Executive shall have the right to name, from time to time, any one person as beneficiary hereunder or, with the consent of the Board of Directors of the Company, he may make other forms of designation of beneficiary or beneficiaries. The Executive’s designated beneficiary or personal representative, as the case may be, shall accept the payments provided for in this Section 8 in full discharge and release of the Company of and from any further obligations under this Agreement (other than to pay compensation or benefits which accrued prior to the date of such termination).

9.                                       TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR IN CONNECTION WITH CONSTRUCTIVE TERMINATION.

(a)                                  Should the Company (i) change the office and position Executive holds with the Company, other than to a higher or equivalent office and position to which Executive agrees, such agreement not to be unreasonably withheld, (ii) so long as the Company maintains the separate corporate existence of MDI, (iii) change the office held by Executive with MDI, so long as the Company maintains the separate corporate existence of MDI (or otherwise maintains MDI as a distinct operating division), (iv) so long as the Company maintains the separate corporate existence of MDI, fail to elect Executive to the Board of Directors of MDI, (v) make any reduction in Executive’s Base Salary, (vi) adversely change the methodology (taken as a whole) pursuant to which Executive’s bonus is determined or make any other material adverse change in any of Executive’s employee benefits (other than any such benefit which is immaterial or inconsequential or any change which is required by law), (vii) make such change or changes as would, taken as a whole, result in a material diminution in the functions, duties and responsibilities of Executive’s position as an officer of the Company or, so long as the Company maintains the separate corporate existence of MDI (or otherwise maintains MDI as a distinct operating division), in the functions, duties and responsibilities of Executive’s position as an officer of MDI, or (viii) materially reduce the seniority of the person or persons within the Company to whom Executive reports as of the date hereof (for the avoidance of doubt, recognizing, however, that no such changes shall have occurred as a result of the change in the status of MDI to that of a wholly-owned, direct or indirect subsidiary of Company as a result of the Merger, or, subsequent to the Merger to that of a division of the Company, including, without limitation, for the avoidance of doubt, the reconstitution of the Board of Directors of MDI in a customary or appropriate manner for a subsidiary corporation or the elimination or diminution of those functions, duties or responsibilities associated with various positions at (1) a public company which are assumed by a parent company in a consolidated group of companies, or (2) at a company which becomes a division of another company), or (vi) breach this Agreement in any material respect which is not cured within thirty (30) days after written notice from Executive to the Company (collectively, a “Constructive Termination”), then Executive shall have sixty (60) days from the consummation of the event or period described above to deliver to the Company written notice that his employment has been constructively terminated (a “Constructive Termination Notice”) and his employment hereunder shall then terminate on the 60th day after such Constructive Termination Notice has been delivered.  Any such Constructive Termination Notice shall automatically constitute Executive’s resignation from all positions with the Company, Parent, and all controlled Affiliates of Parent, whether as an officer, director or employee.

(b)                                 In the event of a Constructive Termination and Executive’s resignation from all positions with the Company and its Affiliates, or any termination of Executive from his position with MDI without Cause (other then in the event of Executive’s resignation, death or disability), the Company shall pay to Executive as severance benefits under this Section 9:

(i)                                     a lump sum on the first regularly scheduled payroll date following the Date of Termination, in an amount equal to the sum of (a) Executive’s full Base Salary through the Date of Termination to the extent such Base Salary has not previously been paid through such date, at the rate in effect at the time written notice of termination is given and (b) any bonus or awards theretofore made to Executive which have not yet been paid to Executive.

(ii)                                  no later than ninety (90) days following the end of the fiscal year in which the Date of Termination occurs, that pro rata portion of any bonus or award which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which the Date of Termination occurred; and

(A)                              if such termination without cause or constructive termination occurs after the date of this Agreement, but on or prior to the date of the first (1st) anniversary thereof, a sum each month for a period of three (3) years after the Date of Termination equal to one-twelfth (1/12th) of Executive’s Base Salary then in effect;

(B)                                if such termination without cause or constructive termination occurs after the date of the first (1st) anniversary of this Agreement, but on or before the date of the second (2nd) anniversary thereof, a sum each month for a period of two (2) years after the Date of Termination, equal to one twelfth of Executive’s Base Salary then in effect; and

(C)                                if such termination without cause or constructive termination occurs after the date of the second (2nd) anniversary of this Agreement but on or before the date of the third (3rd) anniversary thereof, a sum each month for a period of one (1) year after the Date of Termination, equal to one twelfth of Executive’s Base Salary then in effect.

(c)                                  As a further severance benefit, the Company, at its expense, shall maintain in full force and effect, for the continued benefit of Executive, his spouse and dependents until the earliest of (i) during the applicable period in which severance is being paid under Section 9(b)(iii) (the “Severance Payment Period”), (ii) eighteen months after Executive’s Date of Termination if at such time Executive is uninsurable under the Company’s life, accident, medical and dental insurance plans, or (iii) the date Executive becomes entitled to participate in similar plans, programs or arrangements provided by Executive’s subsequent employer:  all life, accident, medical and dental insurance benefit plans and programs or arrangements in which Executive was entitled to participate immediately prior to the Date of Termination provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs.  In the event that Executive’s participation in such plan or program is legally or contractually barred, the Company shall use commercially reasonable efforts to provide Executive for a period of not less than the Severance Period (eighteen (18) months if the reason Executive’s participation is barred is that Executive is uninsurable) following Executive’s Date of Termination, with benefits substantially similar to those which Executive would have been entitled to receive under such plans and programs or, if it is commercially unreasonable for the Company to do so, then the Company will pay to Executive in a lump sum an amount of cash equal to the cost to the Company of previously providing to Executive the benefits provided to Executive under Section 4(b) (but which it is commercially unreasonable for the Company to provide or cause to be provided) for the period specified or if Executive’s benefits can be continued by a COBRA election, and Executive makes such election, then the Company shall pay the amount of increased premiums arising as a result of such election.  In no event shall the Company’s liability under this Section 9(c) exceed the sum of applicable COBRA premiums for such benefits plus $25,000.

(d)                                 For the avoidance of doubt, Executive expressly acknowledges and agrees that all amounts payable or distributable under that certain Escrow and Shareholder’s Agreement between Executive and Company and the Escrow Agent thereunder, dated as of an even date herewith, do not constitute compensation or other remuneration to Executive for any purpose under this Agreement.

10.                                 LEGAL FEES; MITIGATION OF DAMAGES; SET OFF.

(a)                                  The Company shall reimburse such costs, legal fees and expenses as may be reasonably incurred by Executive in contesting or disputing any such termination, or in seeking to obtain or enforce any right or benefit provided by this Agreement if Executive is successful in any material respect in connection with enforcing any of Executive’s rights or the Company’s obligations under this Agreement in such dispute.

(b)                                 The amount of any payment by the Company provided for in this Agreement shall be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination through December 31, 2005 or if the term of this Agreement is extended, through the then current expiration date of this Agreement.  The Company and its subsidiaries and Affiliates shall have the right to set off payments owed to Executive under this Agreement against amounts owed or claimed to be owed by the Executive to any of such persons under this Agreement or otherwise, in each case, to the maximum extent permitted by law.

11.                                 SUCCESSORS; BINDING AGREEMENT.

(a)                                  The Company will use commercially reasonable efforts to cause any successor (whether direct or indirect, by purchaser, merger, consolidation or otherwise) to the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement shall constitute a material breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if such succession had not occurred, except that for purposes of implementing the foregoing, the date of which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs,

distributees, devisees and legatees.  If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

12.                                 NOTICE.

All notices and other communications to be given or otherwise to be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to the Company at 1500 Bluegrass Lakes Parkway, Alpharetta, Georgia 30004, (b) to the Executive, at the address set forth on the last page of this Agreement, or (c) to such other replacement address as may be designated in writing by the addressee to the addressor, or if no such address is given, or if such address is different from that set forth on the last page of this Agreement, then to the address last given by Executive to Company for payroll purposes.

13.                                 NO OUTSTANDING INDEBTEDNESS; TERMINATION OF OLD EMPLOYMENT AGREEMENT.

(a)                                  Executive shall cause his Second Amended and Restated Employment Agreement between Executive and Media Drop-In Productions, Inc., dated August 8, 1997, as amended by the First Amendment to such agreement dated September 21, 1998 (the “Old Employment Agreement”) to be terminated as of the Commencement Date (i) such that no compensation shall be due to him except for (A) Executive’s accrued but unpaid regular salary up until the Commencement Date, and (B) any reimbursement of accrued but unpaid expenses not to exceed $3,000, and (ii) under terms whereby no additional rights to future payments or other compensation shall inure to Executive, whether as a result of the termination of Executive’s Old Employment Agreement, the Merger Agreement, or the transactions contemplated thereby or hereby, including, without limitation, any rights arising from, or as a result of, a change in control of MDI.  Executive warrants and represents there are no other agreements between Executive and his controlled Affiliates or his immediate family members pursuant to which Executive, such controlled Affiliates or such immediate family members of Executive are entitled to any compensation from MDI or any of its controlled Affiliates, except for that certain Amended and Restated Agreement between Media Drop-In Productions, Inc. and 1010 Productions, Inc. dated as of August 8, 1994, as amended by that certain first amendment thereto dated as of October, 2002.  In particular, Executive shall waive and by this Agreement does hereby further waive all rights to any compensation, including, without limitation, any bonus or other payment under, or in lieu of, the Old Employment Agreement, including, without limitation, the “2% of gross revenue” bonus contemplated thereunder, except (i) for ordinary salary due under the terms of the Old Employment Agreement as of the Commencement Date and documented expenses as of the Commencement Date reasonably incurred and which are consistent with past corporate practice of MDI and its subsidiaries, and (ii) the $125,000 bonus permitted to be paid by MDI pursuant to Section 4(c) hereof.  Executive represents and warrants that, except as contemplated by the preceding sentence, no compensation due to him under his Old Employment Agreement has been deferred or not otherwise paid in the ordinary course of business of MDI.  Executive further warrants and represents that no indebtedness is owed by the Company to him or any member of his immediate family under any loan, note or other similar agreements.

(b)                                 To the extent that any applicable state or federal law, rule or regulation confers upon Executive any greater benefit or right than that set forth in this Agreement, such law, rule or regulation shall control in lieu of the provisions hereof relating to such benefit or right.

14.                                 VALIDITY; SEVERABILITY.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.  It is acknowledged that any payment which may be made by the Company to Executive under this Agreement is in the nature of employment and/or severance and not a penalty payment.  Should the obligation to make any payment hereunder be held to be void or voidable as a penalty by a final non-appealable judgment, this Agreement shall be deemed to provide an obligation on the part of the Executive to render such consulting services as the Company may reasonably request during the period of and in exchange for such payments as would otherwise have been made by the Company as severance benefits and the parties agree such payments shall constitute reasonable compensation for the value of Executive’s services during such period.

15.                                 CONFIDENTIALITY AND RELATED COVENANTS.

(a)                                  The term “Confidential Information” as used in this Agreement, shall mean and include any information, data and know-how relating to the business of Parent and its controlled Affiliates that is disclosed to Executive by Parent or any of its controlled Affiliates, including the Company, or known by him as a result of his relationship with Parent or any of its controlled Affiliates, including the Company, and not generally within the public domain (whether constituting a trade secret or not and whether in tangible form or intangible form) or which the Parent or its controlled Affiliates, including the Company, have taken reasonable measures to protect, including, without limitation, the following:  business methods, business plans, data bases, computer programs, designs, models, operating procedures, financial information; supply and service information; marketing information; personnel information; customer information; customer product, research and development operations, game, branding, and pricing strategies (including prices, costs, sales and terms), processes, techniques; and all other information with respect to any corporate affairs that Parent or any of its controlled

Affiliates treat or have agreed to treat as confidential, whether owned, developed or possessed by the Parent or its controlled Affiliates, including the Company.

(b)                                 During the term of his employment under this Agreement, and thereafter during the Severance Payment Period (but, in no event, longer than two (2) years after the term of this Agreement), the Executive will not use or disclose, furnish or make accessible to anyone any Confidential Information, except (i) in the course of performing his duties for the Company or its Affiliates, (ii) with the Company’s express written consent, (iii) to the extent that any such information generally is in the public domain other than as a result of his breach of any of his obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process.

(c)                                  Notwithstanding anything to the contrary contained in this Section 15, in the event that the Executive is required to disclose any Confidential Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Executive’s compliance with the provisions of this Section 15.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by his counsel that such disclosure is necessary to comply with such court order, decree, rule, regulation or law, he may disclose such information without liability hereunder.

16.                                 DEDUCTIONS AND WITHHOLDING.

The Executive agrees that the Company and/or its subsidiaries or affiliated companies shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

17.                                 ENTIRE AGREEMENT; GOVERNING LAW; AMENDMENT; WAIVER.

At the Commencement Date, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, with respect to Company and its Affiliates on the one hand and Executive on the other hand, including any prior employment or severance benefit agreement, including the Old Employment Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The validity, interpretation construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, and any applicable federal laws of the United States of America.  No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Chief Executive Officer of the Company or such executive of the

Company as may be specifically designated by the Chief Executive Officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.                                 BINDING EFFECT.

This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns; provided, however, that neither party shall have the right to assign, transfer or convey this Agreement.

19.                                 TITLES.

Titles of the headings herein are used solely for convenience and shall not be used for interpretation or construing any word, section, clause, paragraph, or provision of this Agreement.

20.                                 COUNTERPARTS.

This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

21.                                 ENFORCEMENT.

The provisions of this Agreement may be enforced by all legal and equitable remedies available to the parties including specific performance and injunction.  Nothing herein shall be construed as prohibiting either party from pursuing any other remedies available to it, including recovery of damages.

22.                                 CERTAIN DEFINITIONS.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

“Board” means the Board of Directors of the Company.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulation promulgated thereunder.

23.                                 CONSTRUCTION.  Each of the parties has agreed to the use of the particular language of the provisions of this Agreement and all attached exhibits, and any questions of doubtful interpretation shall not be resolved solely by any rule or interpretation against the draftsman but rather in accordance with the fair meaning thereof.

24.                                 SPECIAL TERMINATION.  Notwithstanding the term set forth in Section 1 of this Agreement, in the event the Merger Agreement terminates for any reason prior to the consummation of the Offer contemplated thereby, this Agreement shall automatically terminate as of the date of the termination of the Merger Agreement (the “Special Termination Date”) without further obligation on the part of any party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:
Its:
EXECUTIVE

STEVEN M. SAFERIN
(PRINT NAME)

4041 Shadow Drive
Fort Worth, Texas 76116
(ADDRESS FOR NOTICE)

SCHEDULE A

Loss Payee	Amount of Bond

State of Wisconsin	$200,000